Exhibit 99.1

Genetronics Reports Second Quarter 2004 Financial Results

SAN DIEGO, CA., August 13, 2004 — Genetronics Biomedical Corporation (GEB: AMEX), a late stage developer of cancer and other therapies using electroporation-enabled delivery of drugs, DNA vaccines, and genes, announced today its results for the quarter ended June 30, 2004.

Genetronics reported a net loss of $2.2 million, or $0.03 per share, for the three months ended June 30, 2004, compared to a net loss of $1.4 million, or $0.03 per share, for the three months ended June 30, 2003. Genetronics reported a net loss of $3.7 million, or $0.06 per share, for the six months ended June 30, 2004, compared to a net loss of $1.2 million, or $0.02 per share, for the six months ended June 30, 2003.

During the six months ended June 30, 2004, cash and cash equivalents increased $8.6 million. At June 30, 2004, Genetronics had cash and cash equivalents of $22.0 million.

Revenue was $99,819 for the three months ended June 30, 2004, compared to revenue of $9,004 for the three months ended June 30, 2003. Revenue was $169,204 for the six months ended June 30, 2004, compared to $20,141 for the six months ended June 30, 2003. Operating expenses were $2.5 million for the three months ended June 30, 2004, compared to $1.4 million for the three months ended June 30, 2003. Operating expenses were $4.2 million for the six months ended June 30, 2004, compared $3.2 million for the six months ended June 30, 2003.

About Genetronics Biomedical Corporation

Genetronics Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on its proprietary electroporation therapy. The therapy targets a significant unmet clinical need: the selective killing of cancer cells and local ablation of solid tumors while preserving healthy tissue. The company is moving its lead product, the MedPulser® Electroporation Therapy System, through pre-marketing studies for head and neck cancer in Europe, where it has CE Mark accreditation, and a U.S. Phase III pivotal study for recurrent head and neck cancer. Merck, Chiron, the US Navy, Vical and other partners are also employing Genetronics’ electroporation technology, which enhances local delivery of drugs and DNA, in their developments of novel DNA vaccines and gene therapies. Genetronics is a leader in electroporation, with over 240 patents worldwide that are issued, allowed or pending. More information can be obtained at www.genetronics.com.

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This press release contains certain forward-looking statements relating to Genetronics’ plans to develop its electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from Genetronics’ expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Genetronics’ technology by potential corporate partners, and capital market conditions, and others set forth in the Genetronics Annual Report, on Form 10-K for the year ended December 31, 2003, and the Form 10-Q for the three months ended March 31, 2004, and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market Licensed Products. The American Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.